Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

WET SEAL PROVIDES UPDATE REGARDING EXPLORATION OF STRATEGIC ALTERNATIVES

FOOTHILL RANCH, CA, November 24, 2014 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced that it has assembled a team to identify and analyze potential strategic and financial alternatives. The company has hired Houlihan Lokey as an investment banker and has also retained William Langsdorf as a senior advisor to the finance team. Houlihan Lokey Capital and Mr. Langsdorf will work with FTI Consulting, Inc, which was previously retained as the company's strategic advisor, to assist in the process.

The Company has not set a timetable for completion of this process, which began months ago, and does not intend to disclose further developments with respect to this process unless and until its Board of Directors approves, in the future, the taking of specific action or otherwise concludes the review of alternatives. There can be no assurance that the exploration of the potential alternatives will result in a transaction or, if a transaction is undertaken, as to its terms or timing.

Ed Thomas, Chief Executive Officer, stated, "I'm proud of the progress we have made to date in light of the ongoing difficult macro environment and state of affairs at the Company when I joined in September. Given our struggles and challenges, it is prudent for us to continue the review of alternatives. We welcome the addition of these advisors to our team."

Mr. Langsdorf most recently served as Chief Financial Officer and Senior Vice President of Tilly's, Inc. until his retirement in 2013. Previously, he served as Senior Vice President and Chief Financial Officer of Anchor Blue Retail Group, Inc., as Executive Vice President and Chief Financial Officer of House2home Inc., and as Chief Financial Officer and Senior Vice President of The Wet Seal, Inc. Mr. Langsdorf holds a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

About The Wet Seal, Inc.

The Wet Seal, Inc., a pioneer in fast fashion retailing, sells apparel, footwear and accessories designed for teen girls and young women of all sizes through retail stores nationwide, as well as an e-commerce website. As of November 1, 2014, the Company operated a total of 528 stores in 47 states and Puerto Rico and www.wetseal.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.